THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc.
707 Ridge Road  Munster, Indiana 46321

April 19, 2007
FOR IMMEDIATE RELEASE

CONTACT: Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-5500

CFS Bancorp, Inc. Announces First Quarter 2007 Financial Results

MUNSTER, IN - April 19, 2007 - CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported net income of $1.3 million for the first quarter of 2007 compared to $1.6 million for the fourth quarter of 2006 and $1.3 million for the first quarter of 2006. Diluted earnings per share were $0.12 for the first quarter of 2007 compared to $0.15 per diluted share for the fourth quarter of 2006 and $0.11 per diluted share for the first quarter of 2006.

Chairman’s Comments

“Our strategy for 2007 is to enhance earnings, control costs and continue our focus on growth. During the first quarter of 2007, we implemented initiatives to control compensation and benefits expense including a 7.5% reduction in our workforce through attrition, consolidation and voluntary separation, and the restructuring of the loan to the Employee Stock Ownership Plan. Both of these initiatives are expected to have a favorable impact on our earnings and efficiency ratio over the next twelve months,” said Thomas F. Prisby, Chairman and CEO. “Commercial loan production continues to increase due to the on-going addition of high-quality loan originators. Although the related compensation costs have negatively impacted this quarter’s earnings, near term growth in interest income from loans is expected. The first quarter also saw a rollout of a customer-centric relationship management program in our retail offices. Early results have shown positive growth in targeted account balances.”

Mr. Prisby continued, “We are also excited about the January 2007 opening of our new Tinley Park, Illinois office and our renewed commitment to this community. As part of our growth strategy, we continue to identify markets that complement our existing footprint as well as to reinvest in our current service areas. Our plans for the fourth quarter of 2007 through 2008 include opening full-service facilities in Bolingbrook, Illinois and Crown Point and St. John, Indiana as well as new locations for our current Merrillville, Indiana and Flossmoor and Harvey, Illinois offices. Strengthening our overall market presence clearly demonstrates our commitment to remain a community bank dedicated to providing our customers with the highest quality service.”

Net Interest Income

The Company’s net interest margin increased 35 basis points or 13.6% to 2.93% for the first quarter of 2007 from 2.58% for the fourth quarter of 2006 and 11 basis points or 3.9% from 2.82% for the first quarter of 2006. The Company’s net interest income increased $442,000 or 5.5% to $8.5

CFS Bancorp, Inc. - Page 2 of 10

million for the first quarter of 2007 from $8.1 million for the fourth quarter of 2006 and $288,000 or 3.5% from $8.2 million for the first quarter of 2006.

Interest income was $18.7 million for the first quarter of 2007 compared to $19.7 million for the fourth quarter of 2006 and $18.0 million for the first quarter of 2006. Interest income for the first quarter of 2007 was positively impacted by higher rates earned on interest-earning assets which were partially offset by decreases in the average balances of interest-earning assets. The increases in rates earned were primarily a result of the reinvestment of loan and securities repayments into additional securities yielding higher interest rates.

Interest expense totaled $10.1 million for the first quarter of 2007 compared to $11.6 million for the fourth quarter of 2006 and $9.7 million for the first quarter of 2006. Interest expense decreased $1.5 million or 13.0% from the fourth quarter of 2006 primarily due to a $1.4 million decrease in borrowing costs. Interest expense increased $406,000 or 4.2% from the first quarter of 2006 primarily due to increased market rates paid on money market accounts and certificates of deposit which were partially offset by decreased borrowing costs.

The Company’s cost of borrowings decreased to 6.71% for the first quarter of 2007 from 7.08% for the fourth quarter of 2006 and 7.90% for the first quarter of 2006. The decreases were primarily the result of lower average balances of the Company’s Federal Home Loan Bank (FHLB) debt and decreases in the amortization of the deferred premium that is included in the Company’s total interest expense on borrowings. The premium amortization adversely impacted the Company’s net interest margin by 47 basis points, 65 basis points and 88 basis points, respectively, for the first quarter of 2007, the fourth quarter of 2006 and the first quarter of 2006. The Company’s interest expense on borrowings is detailed in the tables below for the periods indicated.

				Change from
	Three Months Ended			March 31, 2006
	March 31,	December 31,	March 31,	to March 31, 2007
	2007	2006	2006	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$258	$478	$38	$220	NM
Interest expense on FHLB borrowings at contractual rates	1,823	2,273	2,567	(744)	(29.0)%
Amortization of deferred premium	1,352	2,036	2,568	(1,216)	(47.4)
Total interest expense on borrowings	$3,433	$4,787	$5,173	$(1,740)	(33.6)

The interest expense related to the premium amortization on the early extinguishment of debt is expected to be $1.3 million, $1.1 million, $851,000 and $527,000 before taxes in the quarters ending June 30, 2007, September 30, 2007, December 31, 2007 and March 31, 2008, respectively.

Non-Interest Income

The Company’s non-interest income for the first quarter of 2007 was $2.6 million compared to $3.0 million for the fourth quarter of 2006 and $2.4 million for the first quarter of 2006. The decrease from the fourth quarter of 2006 was primarily a result of a decline of $128,000 to $1.6 million of service charges and other fees coupled with a decrease in net gains on the sales of other real estate owned assets. The increase from the first quarter of 2006 was primarily the result of realized gains on the sales of

CFS Bancorp, Inc. - Page 3 of 10

available-for-sale securities totaling $11,000 during the first quarter of 2007 compared to realized losses of $127,000 during the first quarter of 2006.

Non-Interest Expense

Non-interest expense for the first quarter of 2007 was $9.3 million compared to $9.3 million for the fourth quarter of 2006 and $8.7 million for the first quarter of 2006. Non-interest expense for the first quarter of 2007 was impacted by the hiring of eight additional commercial lenders since early 2006. The Company also incurred $280,000 of termination benefits expense related to its first quarter 2007 review and reduction of staffing levels. Partially offsetting these increases was a reduction of $128,000 related to the first quarter 2007 Employee Stock Ownership Program (ESOP) loan modification and a $360,000 reduction in pension expense. Professional fees were negatively impacted by consulting fees associated with the implementation of the Company’s customer-centric relationship management program combined with increased legal expenses relating to modifications to the Bank’s ESOP loan and 401(k) benefit plan, the reduction in the workforce and new SEC proxy disclosure requirements. In addition, net occupancy expense and furniture and equipment expense increased due to the opening of the Company’s Tinley Park office during the first quarter of 2007.

The Company’s efficiency ratio for the first quarter of 2007 was 83.2% compared to 83.7% for the fourth quarter of 2006 and 81.8% for the first quarter of 2006. The Company’s core efficiency ratios were 74.4%, 72.4% and 65.3%, respectively. These ratios for the first quarter of 2007 were primarily impacted by the decreasing premium amortization on the early extinguishment of debt. The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency. The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income. Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets. Management follows this practice to calculate its core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance. The core efficiency ratio is different from the GAAP-based efficiency ratio. The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

The Company’s core efficiency ratio is calculated as non-interest expense, excluding any prepayment penalties incurred as a result of the early extinguishment of debt, divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets. Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance. The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry. Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently. Management of the Company

CFS Bancorp, Inc. - Page 4 of 10

compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Income Taxes

The Company’s income tax expense for the first quarter of 2007 was $366,000 compared to an income tax benefit of $161,000 for the fourth quarter of 2006 and income tax expense of $252,000 for the first quarter of 2006. The income tax benefit for the fourth quarter of 2006 was due to the recognition of a $445,000 tax benefit when management determined that the tax liabilities previously established for certain tax positions were no longer required. Permanent tax differences, primarily related to the Company’s investment in bank-owned life insurance, and the application of available tax credits, continue to have a favorable impact on income tax expense.

Asset Quality

The Company’s provision for losses on loans was $187,000 for the first quarter of 2007 compared to $338,000 for the fourth quarter of 2006 and $385,000 for the comparable 2006 period. The Company’s realized net recoveries through the allowance for losses on loans for the first quarter of 2007 were $29,000 compared to $155,000 for the fourth quarter of 2006 and $13,000 for the first quarter of 2006.

The Company’s non-performing assets totaled $28.2 million at March 31, 2007, $27.8 million at December 31, 2006 and $26.1 million at March 31, 2006 with the non-performing assets to total assets ratios being 2.28%, 2.22% and 2.07%, respectively.

The Company’s allowance for losses on loans was $11.4 million at March 31, 2007, $11.2 million at December 31, 2006 and $13.3 million at March 31, 2006 with the ratio of the allowance for losses on loans to total loans being 1.42%, 1.39% and 1.52%, respectively. The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio. The allowance for losses on loans represents the Company’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information. The Company believes that at March 31, 2007 the allowance for losses on loans was adequate.

Balance Sheet

At March 31, 2007, the Company’s total assets were $1.24 billion compared to $1.25 billion at December 31, 2006 and $1.26 billion at March 31, 2006.

The Company’s loans receivable totaled $804.2 million at March 31, 2007 compared to $802.4 million at December 31, 2006 and $878.2 million at March 31, 2006. During the first quarter of 2007, the Company had total loan fundings and purchases of $76.3 million which were offset by $74.0 million of loan repayments and sales. The amount of loan repayments and sales for the first quarter of 2007 has decreased from the higher level of repayments experienced during 2006 which included $109.5 million in the fourth quarter of 2006. At March 31, 2007, the Company had $112.2 million of commercial and construction loans approved not yet closed, which is up $66.2 million or 144% from $46.0 million at December 31, 2006.

CFS Bancorp, Inc. - Page 5 of 10

Securities available-for-sale were $301.2 million at March 31, 2007 compared to $298.9 million at December 31, 2006 and $267.1 million at March 31, 2006. The increase in securities from the first quarter of 2006 was primarily due to the investment of excess liquidity.

Total deposits were $894.4 million at March 31, 2007 compared to $907.1 million at December 31, 2006 and $846.8 million at March 31, 2006. Total core deposits increased $9.4 million from December 31, 2006 but were more than offset by a $22.0 million decrease in certificates of deposit due to the managed run-off of maturing high-rate promotional certificates during the first quarter of 2007.

The Company’s borrowed money decreased to $198.0 million at March 31, 2007 from $202.3 million at December 31, 2006 and $265.2 million at March 31, 2006. The Company’s borrowed money consisted of the following as of the dates indicated:

	March 31, 2007	December 31, 2006	March 31, 2006
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$17,548	$23,117	$5,925
Gross FHLB borrowings	185,286	185,325	272,526
Unamortized deferred premium	(4,815)	(6,167)	(13,223)
Total borrowings	$198,019	$202,275	$265,228

Stockholders’ equity at March 31, 2007 was $130.4 million compared to $131.8 million at December 31, 2006. The decrease during the first quarter of 2007 was primarily due to:

•	repurchases of shares of the Company’s common stock during 2007 totaling $3.9 million; and
•	cash dividends declared during 2007 totaling $1.3 million.

The following increases in stockholders’ equity during 2007 partially offset the aforementioned decreases:

•	net income of $1.3 million;
•	proceeds from stock option exercises totaling $1.2 million; and
•	increased accumulated other comprehensive income of $604,000.

During the first quarter of 2007, the Company repurchased 263,528 shares of its common stock at an average price of $14.79 per share. The Company’s June 2006 repurchase plan was completed during the first quarter of 2007 when 188,283 shares were repurchased pursuant to the plan. The remaining 75,245 shares were repurchased pursuant to the plan approved in February 2007. At March 31, 2007, the Company had 524,755 shares remaining to be repurchased under this plan. Since its initial public offering, the Company has repurchased an aggregate of 13,448,017 shares of its common stock at an average price of $12.13 per share.

The regulatory capital ratios of the Bank continued to exceed all regulatory requirements. At March 31, 2007, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines.

CFS Bancorp, Inc. - Page 6 of 10

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.2 billion asset federal savings bank. Citizens Financial Bank is an independent bank that provides community banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company maintains a website at www.cfsbancorp.com.

# # #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management. These forward-looking statements include but are not limited to statements regarding cost control, earnings and efficiency ratio levels, loan and deposit growth, growth in commercial lenders, interest on loans, business and banking strategies, planned office locations, asset yields and cost of funds, net interest income, net interest margin, expected effect of amortization of deferred premium on the FHLB debt, and the impact of tax credits and permanent tax differences. In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. One or more of these risks may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

# # #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 7 of 10

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		March 31, 2007	December 31, 2006	March 31, 2006
Net income		$1,313	$1,630	$1,309
Basic earnings per share		0.12	0.15	0.12
Diluted earnings per share		0.12	0.15	0.11
Cash dividends declared per share		0.12	0.12	0.12
Return on average assets		0.42%	0.49%	0.42%
Return on average equity		4.06	4.91	3.79
Average yield on interest-earning assets		6.41	6.29	6.15
Average cost on interest-bearing liabilities		3.91	4.15	3.81
Interest rate spread		2.50	2.14	2.34
Net interest margin		2.93	2.58	2.82
Average equity to average assets (2)		10.43	9.96	11.17
Average interest-earning assets
to average interest-bearing liabilities (2)		112.30	111.75	114.32
Non-interest expense to average assets		2.99	2.78	2.82
Efficiency ratio (2)		83.24	83.70	81.77
Market price per share of common stock
for the period ended:	Closing	$14.94	$14.65	$14.98
	High	15.00	14.90	14.98
	Low	14.48	14.21	14.32

STATMENT OF CONDITION HIGHLIGHTS AND PERFORMANCE RATIOS		March 31, 2007	December 31, 2006	March 31, 2006
Total assets		$1,237,410	$1,254,390	$1,264,491
Loans receivable, net of unearned fees		804,242	802,383	878,161
Total deposits		894,421	907,095	846,796
Total stockholders' equity		130,413	131,806	140,173
Book value per common share		11.88	11.84	11.90
Non-performing loans		27,537	27,517	25,542
Non-performing assets		28,216	27,838	26,116
Allowance for losses on loans		11,400	11,184	13,337
Non-performing loans to total loans		3.42%	3.43%	2.91%
Non-performing assets to total assets		2.28	2.22	2.07
Allowance for losses on loans
to non-performing loans		41.40	40.64	52.22
Allowance for losses on loans to total loans		1.42	1.39	1.52

Employees (FTE)		334	360	338
Branches and offices		22	21	21

		Three Months Ended
AVERAGE BALANCE SHEET DATA		March 31, 2007	December 31, 2006	March 31, 2006
Total assets		$1,256,320	$1,322,382	$1,253,196
Loans receivable, net of unearned fees		793,852	825,762	894,496
Total interest-earning assets		1,179,376	1,244,914	1,183,795
Total liabilities		1,125,247	1,190,644	1,113,183
Total deposits		905,021	909,263	834,701
Interest-bearing deposits		845,538	849,424	773,655
Non-interest bearing deposits		59,483	59,839	61,046
Total interest-bearing liabilities		1,050,155	1,113,999	1,035,541
Stockholders' equity		131,073	131,738	140,013
(1) Ratios are annualized where appropriate.
(2) See calculations in last table
(3) Ratios calculated on average balances for the three month periods presented.

CFS Bancorp, Inc. - Page 8 of 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2007	2006	2006
Interest income:
Loans	$14,052	$14,825	$14,903
Securities	3,523	3,590	2,491
Other	1,076	1,308	563
Total interest income	18,651	19,723	17,957

Interest expense:
Deposits	6,694	6,854	4,548
Borrowings	3,433	4,787	5,173
Total interest expense	10,127	11,641	9,721
Net interest income	8,524	8,082	8,236
Provision for losses on loans	187	338	385
Net interest income after provision for losses on loans	8,337	7,744	7,851

Non-interest income:
Service charges and other fees	1,569	1,697	1,602
Commission income	31	48	62
Net realized gains (losses) on sales of securities	11	–	(127)
Net gains on sales of assets	11	297	1
Income from bank-owned life insurance	405	403	392
Other income	582	562	507
Total non-interest income	2,609	3,007	2,437

Non-interest expense:
Compensation and employee benefits	5,302	5,598	5,067
Net occupancy expense	753	610	662
Professional fees	570	494	351
Data processing	563	497	673
Furniture and equipment expense	534	431	427
Marketing	211	301	198
Other general and administrative expenses	1,334	1,351	1,349
Total non-interest expense	9,267	9,282	8,727

Income before income taxes	1,679	1,469	1,561
Income tax expense (benefit)	366	(161)	252

Net income	$1,313	$1,630	$1,309

Per share data:
Basic earnings per share	$0.12	$0.15	$0.12
Diluted earnings per share	$0.12	$0.15	$0.11
Cash dividends declared per share	$0.12	$0.12	$0.12

Weighted-average shares outstanding	10,726,506	10,782,843	11,381,317
Weighted-average diluted shares outstanding	11,036,978	11,103,826	11,749,377

CFS Bancorp, Inc. - Page 9 of 10

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	March 31, 2007	December 31, 2006	March 31, 2006
ASSETS
Cash and amounts due from depository institutions	$14,963	$33,194	$15,402
Interest-bearing deposits	20,111	20,607	9,757
Federal funds sold	9,141	13,366	9,372
Cash and cash equivalents	44,215	67,167	34,531

Securities, available-for-sale	301,248	298,925	267,106
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	28,252

Loans receivable, net of unearned fees	804,242	802,383	878,161
Allowance for losses on loans	(11,400)	(11,184)	(13,337)
Net loans	792,842	791,199	864,824

Accrued interest receivable	7,350	7,523	7,146
Other real estate owned	679	321	574
Office properties and equipment	18,776	17,797	15,209
Investment in bank-owned life insurance	36,281	35,876	35,281
Prepaid expenses and other assets	12,075	11,638	11,568
Total assets	$1,237,410	$1,254,390	$1,264,491

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$894,421	$907,095	$846,796
Borrowed money	198,019	202,275	265,228
Advance payments by borrowers for taxes and insurance	5,149	4,194	5,316
Other liabilities	9,408	9,020	6,978
Total liabilities	1,106,997	1,122,584	1,124,318

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,979,948, 11,134,331, and 11,780,191
shares outstanding	234	234	234
Additional paid-in capital	190,931	190,825	190,415
Retained earnings	94,608	94,344	94,318
Treasury stock, at cost; 12,443,358, 12,288,975, and 11,643,115 shares	(150,672)	(148,108)	(138,117)
Treasury stock, Rabbi Trust	(1,634)	(1,627)	–
Unallocated common stock held by Employee Stock Ownership Plan	(3,360)	(3,564)	(4,462)
Accumulated other comprehensive income (loss), net of tax	306	(298)	(2,215)
Total stockholders' equity	130,413	131,806	140,173

Total liabilities and stockholders' equity	$1,237,410	$1,254,390	$1,264,491

CFS Bancorp, Inc. - Page 10 of 10

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Efficiency Ratio:
Non-interest expense	$9,267	$9,282	$8,727

Net interst income plus non-interest income	$11,133	$11,089	$10,673

Efficiency ratio	83.24%	83.70%	81.77%

Core Efficiency Ratio:
Non-interest expense	$9,267	$9,282	$8,727

Net interest income plus non-interest income	$11,133	$11,089	$10,673

Adjustments:
Net realized (gains) losses on sales of securities available-for-sale	(11)	–	127
Net realized gains on sales of assets	(11)	(297)	(1)
Amortization of deferred premium	1,352	2,036	2,568
Net interest income plus non-interest income - as adjusted	$12,463	$12,828	$13,367

Core efficiency ratio	74.36%	72.36%	65.29%